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                                                                   Exhibit 5.1


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                                February 27, 2004


General Cable Corporation
Diversified Contractors, Inc.
Genca Corporation
General Cable Canada, Ltd.
General Cable Company
General Cable Industries, Inc.
General Cable Industries, LLC
General Cable de Latinoamerica, S.A. de C.V.
General Cable Management LLC
General Cable de Mexico del Norte, S.A. de C.V.
General Cable Overseas Holdings, Inc.
General Cable Technologies Corporation
General Cable Texas Operations, L.P.
GK Technologies, Incorporated
Marathon Manufacturing Holdings, Inc.
Marathon Steel Company
MLTC Company


Ladies and Gentlemen:

         We have acted as counsel to General Cable Corporation, a Delaware corporation ("GC"), Diversified Contractors, Inc., a Delaware corporation, Genca corporation, a Delaware corporation, General Cable Canada, Ltd., an Ontario corporation, General Cable Company, a Nova Scotia unlimited company, General Cable Industries, Inc., a Delaware corporation, General Cable Industries, LLC, a Delaware limited liability company, General Cable de Latinoamerica, S.A. de C.V., a Mexican company, General Cable Management LLC, a Delaware corporation, General Cable de Mexico del Norte, S.A. de C.V., a Mexican company, General Cable Overseas Holdings, Inc., a Delaware corporation, General Cable Technologies Corporation, a Delaware corporation, General Cable Texas Operations, L.P., a Delaware limited partnership, GK Technologies, Incorporated, a New Jersey corporation, Marathon Manufacturing Holdings, Inc., a Delaware corporation, Marathon Steel Company, an Arizona corporation, and MLTC Company, a Delaware corporation (collectively, the "Guarantors"), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form-S-4, relating to $285,000,000 aggregate principal amount of 9 1/2% Senior Notes due 2010, Series B (the "New Notes") of GC that may be issued



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in exchange for a like aggregate principal amount of the issued and outstanding
9 1/2% Senior Notes due 2010 (the "Old Notes") of GC. GC proposes to offer, upon the terms set forth in the Registration Statement, to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes (the "Exchange Offer"). The Guarantors will fully, unconditionally and jointly and severally guarantee (the "Guarantees") the New Notes on an unsecured, senior basis. The New Notes and Guarantees will be offered under an Indenture dated as of November 24, 2003, by and among GC, the Guarantors and U.S. Bank National Association, as Trustee (the "Indenture"). Capitalized terms defined in the Registration Statement and not otherwise defined herein are used herein as so defined.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the form of the New Note attached as an exhibit to the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of GC and the Guarantors, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as the basis for the opinions hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon representations, certificates or comparable documents of officers and representatives of GC and the Guarantors.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

         1. Assuming that the Indenture has been duly authorized, executed and delivered by the Trustee, when (i) the New Notes issuable upon consummation of the Exchange Offer have been duly executed by GC and authenticated by the Trustee in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the New Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of GC, enforceable against it in accordance with their terms.

         2. Assuming that the Indenture has been duly authorized, executed and delivered by the Trustee, when (i) the New Notes issuable upon consummation of the Exchange Offer have been duly executed by GC and authenticated by the Trustee in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the Guarantees of


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New Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Guarantors, enforceable against them in accordance with their terms.

         The opinions expressed herein are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         In addition, the opinions expressed herein are limited to the laws of the State of New York and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                          Very truly yours,


                                          /s/Blank Rome LLP
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          One Logan Square 18th & Cherry Streets Philadelphia, PA 19103
                                www.BlankRome.com

         Delaware - Florida - Maryland - New Jersey - New York - Ohio -
                         Pennsylvania - Washington, DC